CLARKSTON CAPITAL PARTNERS, LLC

91 West Long Lake

Bloomfield Hills, MI 48304

January 7, 2019

Mr. Jeremy O. May

President

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”): Clarkston Partners Fund (the “Partners Fund”), Clarkston Fund (the “Clarkston Fund”), Clarkston Founders Fund (the “Founders Fund”) and Clarkston Select Fund (the “Select Fund,” together with the Partners Fund, the Clarkston Fund and the Founders Fund, the “Clarkston Funds”)

Dear Mr. May:

This letter confirms the agreement of Clarkston Capital Partners, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Clarkston Funds.

Partners Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Partners Fund (excluding shareholder servicing fees, brokerage expenses, interest expenses, taxes, acquired fund fees and expenses and extraordinary expenses) to an annual rate of 0.85% of the Fund’s average daily net assets for each of the Founders Class and Institutional Class shares, respectively, through January 31, 2020. The Adviser will reduce the fee payable with respect to the Partners Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Partners Fund in the same manner as the underlying expenses or fees were allocated.

Clarkston Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Clarkston Fund (excluding shareholder servicing fees, brokerage expenses, interest expenses, taxes, acquired fund fees and expenses and extraordinary expenses) to an annual rate of 0.55% of the Clarkston Fund’s average daily net assets for the Institutional Class as of February 1, 2019 and shall continue at least through January 31, 2020. The Adviser will reduce the fee payable with respect to the Clarkston Fund to the extent of such excess and/or shall reimburse the Clarkston Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Clarkston Fund in the same manner as the underlying expenses or fees were allocated.

Founders Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Founders Fund (excluding shareholder servicing fees, brokerage expenses, interest expenses, acquired fund fees and expenses, taxes and extraordinary expenses) to an annual rate of 0.80% of the Founders Fund’s average daily net assets for the Institutional Class as of February 1, 2019 and shall continue at least through January 31, 2020. The Adviser will reduce the fee payable with respect to the Founders Fund to the extent of such excess and/or shall reimburse the Founder Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Founders Fund in the same manner as the underlying expenses or fees were allocated.

Select Fund

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Select Fund (excluding shareholder servicing fees, brokerage expenses, interest expenses, acquired fund fees and expenses, taxes and extraordinary expenses) to an annual rate of 0.55% of the Select Fund’s average daily net assets for the Institutional Class as of February 1, 2019 and shall continue at least through January 31, 2020. The Adviser will reduce the fee payable with respect to the Select Fund to the extent of such excess and/or shall reimburse the Select Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Select Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement (whether through reduction of its management fee or otherwise) only to the extent that the applicable Fund’s expenses in later periods do not exceed the lesser of (1) the contractual expense limit in effect at the time the Adviser waives or limits the expenses or (2) the contractual expense limit in effect at the time the Adviser seeks to recover the expenses. Notwithstanding the foregoing, the Clarkston Funds will not be obligated to pay any such deferred fees or expenses more than three years after the date on which the fee and expense was reduced, as calculated on a monthly basis.

CLARKSTON CAPITAL PARTNERS, LLC

By:
Name:	Jeffrey A. Hakala
Title:	Chief Investment Officer

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:
Name:	Jeremy O. May
Title:	President

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